EXHIBIT 12.2

                      PACKAGED ICE, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                               UNAUDITED PROFORMA AS ADJUSTED
                                           ---------------------------------------
                                              YEAR ENDED        NINE MONTHS ENDED
                                           DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                           -----------------    ------------------
FIXED CHARGES AS DEFINED:
     (1) Interest on long-term debt.....       $  29,295             $ 21,971
                                           -----------------    ------------------
     (2) Total Fixed Charges............       $  29,295             $ 21,971
                                           =================    ==================
EARNINGS AS DEFINED:
     (3) Income (loss) from continuing
       operations.......................       $  (9,813)            $ (1,822)
     (4) Income taxes for continuing
       operations.......................
     (5) Total Fixed Charges............          29,295               21,971
                                           -----------------    ------------------
     (6) Income From Continuing
         Operations Before Income Taxes
         and Fixed Charges..............       $  19,482             $ 20,149
                                           =================    ==================
RATIO OF EARNINGS TO FIXED CHARGES
  (line 6 divided by line 2)............        N/A                  N/A
COVERAGE DEFICIENCY(a):.................       $  (9,813)            $ (1,822)
                                           =================    ==================

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(a) Earnings are inadequate to cover fixed charges.